Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

Visa Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	1.500% Notes due 2026	457(r)	€1,350,000,000	99.542%	€1,343,817,000	.0000927	$131,535.40

Fees to Be Paid	Debt	2.000% Notes due 2029	457(r)	€1,000,000,000	99.675%	€996,750,000	.0000927	$97,563.81

Fees to Be Paid	Debt	2.375% Notes due 2034	457(r)	€650,000,000	99.030%	€643,685,000	.0000927	$63,006.11

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$3,151,082,246 (1)		$292,105.32

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$292,105.32
(1)	The total offering amount is based on the latest euro/U.S. dollar exchange rate of €1.00/$1.0559 announced by the Board of Governors of the Federal Reserve System on May 23, 2022.
(2)

This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form S-3 (File No. 333-258258) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.